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                               PRIME RETAIL, INC.

                  EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

                                                                                              Year Ended December 31
                                                                                    -------------------------------------------
                                                                                            1999                   1998
                                                                                     -------------------   -------------------
 Income (loss) before minority interests                                                $ (28,085)              $ 19,986
 Loss on sale of real estate                                                               15,153                 15,461
 Interest incurred                                                                         96,081                 65,082
 Amortization of debt issuance costs                                                       4,311                   1,715
 Amortization of interest rate protection contracts                                           77                   1,152
 Less interest earned on interest rate protection contracts                                    -                     (23)
 Less capitalized interest                                                                (4,646)                 (5,793)
                                                                                        --------                --------
      Earnings                                                                            82,891                  97,580
                                                                                        --------                --------
 Interest incurred                                                                        96,081                  65,082
 Amortization of debt issuance costs                                                       4,311                   1,715
 Amortization of interest rate protection contracts                                           77                   1,152
 Preferred stock distributions and dividends                                              24,275                  24,604
                                                                                        --------                 -------
      Combined Fixed Charges and
          Preferred Stock Distributions and Dividends                                    124,744                  92,553
                                                                                        --------                  ------

 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings                                                       $(41,853)
                                                                                        ========
 Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock
      Distributions and Dividends                                                                                1.05   x
                                                                                                                 =======
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